EXHIBIT 5.2
OPINION OF ROPES AND GRAY LLC
December 20, 2005
Biopure Corporation
11 Hurley Street
Cambridge, MA 02141
     Re: Registration Statements on Form S-3 (Nos. 333-106288 and 333-114559)
Ladies and Gentlemen:
This opinion is furnished to you in connection with the above-referenced registration statements (the “Registration Statements”), the base prospectuses dated July 3, 2003 and November 18, 2004 (the “Base Prospectuses”) and the prospectus supplement dated December 20, 2005 (the “Prospectus Supplement” and together with the Base Prospectuses, the “Prospectus”) and filed with the Securities and Exchange Commission by Biopure Corporation (the “Company”) on December 21, 2005 pursuant to Rule 424 promulgated under the Securities Act of 1933, as amended. The Prospectus relates to the offering by the Company of 8,800,000 shares of the Company’s Class A common stock (10,120,000 if the underwriters’ over-allotment option is exercised in full), $0.01 par value per share (the “Shares”), warrants offered to the public (the “Public Warrants”) to purchase 8,800,000 shares of Class A common stock (warrants to purchase 10,120,000 if the underwriters’ over-allotment option is exercised in full), and underwriter warrants (the “Underwriter Warrants”) to purchase 1,056,000 shares of Class A common stock (the Public Warrants and Underwriter Warrants collectively, the “Warrants” and the Shares and Warrants collectively, the “Securities”). We understand that the Securities are to be offered and sold in the manner described in the Prospectus.
We have acted as counsel for the Company in connection with the issuance of the Securities. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that:
1.	The Shares have been duly authorized and, when issued and paid for as described in the Prospectus, will be validly issued, fully paid and nonassessable.

2.	The Warrants have been duly authorized by the Company, and when issued and paid for as described in the Prospectus, will constitute valid and binding obligations of the Company, subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity, regardless of whether applied in a proceeding in equity or at law.

3.	Shares of the Company’s Class A common stock issuable upon exercise of the Warrants (the “Warrant Shares”) have been duly authorized, and when the Warrant Shares are issued out of the Company’s duly authorized Class A common stock upon exercise of, and pursuant to the provisions of, the Warrants and the Company has received the consideration therefor in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.
We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the Prospectus Supplement under the caption “Legal Matters.”
Very truly yours,
/s/ Ropes & Gray LLP
Ropes & Gray LLP